Exhibit 10.5
IDEARC INC.
RESTRICTED STOCK AWARD AGREEMENT
     This Agreement is made as of the 30th day of May, 2008, by and between IDEARC INC., a Delaware corporation (the “Company”), and Frank P. Gatto (the “Executive”).
     1. Award. The Company has made a restricted stock award to the Executive for 87,065 shares of the Company’s common stock (the “Shares”). The award and the Shares are subject to the provisions of the Idearc Inc. Long Term Incentive Plan (the “Plan”), a copy of which is furnished with this Agreement, and, to the extent not inconsistent with the Plan, the terms and conditions of this Agreement.
     2. Vesting.
     (a) General. The Shares will become vested in three equal annual installments beginning May 30, 2009, subject to the Executive’s continuous employment with the Company or any of its subsidiaries (collectively, “Idearc”).
     (b) Forfeiture of Unvested Shares. Except as otherwise provided, if the Executive’s employment with Idearc terminates before May 30, 2011, then, upon such termination, the Executive will forfeit all right, title and interest in the unvested Shares.
     (c) Special Vesting Rules. The special vesting rules of this Section 2(c) will apply if (and only if) the Executive is in compliance with the restrictive covenants set forth in Exhibit A annexed hereto and the Executive executes and delivers to the Company a general release of claims against the Company, its subsidiaries and any of its or their affiliates, in form and substance satisfactory to the Company.
          (i) Acceleration of Vesting – General. If, before May 30, 2011, the Executive’s employment with Idearc terminates by reason of the Executive’s Retirement (as defined below) after November 30, 2008, or death, or is terminated by Idearc without Cause (as defined below) or by reason of the Executive’s Disability (as defined below) then, in the case of any such event, the Executive will be immediately vested in all unvested Shares. The Executive may designate a beneficiary who shall be entitled to receive Shares that become vested by reason of the Executive’s death. Any such designation must be made in writing in such manner and in accordance with such other requirements as may be prescribed by the Company’s Executive Vice President – Human Resources and Employee Administration. If the Executive fails to designate a beneficiary, or if no designated beneficiary survives the Executive, the Executive’s beneficiary shall be the Executive’s surviving spouse, if any, or, if none, the Executive’s estate.
          (ii) Change in Control. In the event of a Change in Control (as defined below), the Executive will become fully vested in any then unvested Shares held by the Executive.
     (d) Definitions. For the purpose of this Agreement, the following terms shall have the following meanings:
          (i) “Cause” means the Executive’s (a) conviction or plea of nolo contendre to a felony; (b) commission of fraud or a material act or omission involving dishonesty with respect to the Company or its affiliates, as reasonably determined by the Company; (c) willful failure or refusal to carry out the material responsibilities of his employment, as reasonably determined by the Company; (d) gross negligence, willful misconduct, or engaging in a pattern of behavior which has had or is reasonably likely to have a significant adverse effect on the Company, as reasonably determined by the Company; or (e) willfully engaging in any act or omission that is in material violation of a material policy of the Company, including, without limitation, policies on business ethics and conduct, and policies on the use of inside information and insider trading. The determination of whether the Executive’s employment is terminated with or without Cause will be made in the good faith discretion of the Committee (as defined below) or its designee, and any such determination shall be final, conclusive and binding on all persons.
          (ii) “Change in Control” shall have the meaning ascribed to that term by Section 2.5 of the Plan, except that 40% shall be substituted for 20% in subsections (a) and (c) of said Section 2.5.
          (iii) “Committee” means the Human Resources Committee of the Idearc Inc. Board of Directors.
          (iv) “Disability” means the inability of the Executive to perform the material duties of his employment by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or is expected to last for a continuous period of at least 12 months, as determined by a duly licensed physician selected by the Committee.
          (v) “Retirement” means voluntary termination of employment by the Executive after the date on which the sum of the employee’s age and number of years of service with Idearc or a predecessor company (including Verizon Communications Inc.) is at least 75, provided the number of years of service is at least 15.
     3. Transfer Restrictions. Except as otherwise permitted with respect to Shares that become vested upon the Executive’s death, the Executive may not sell, assign, transfer, pledge, hedge, hypothecate, encumber or dispose of in any way (whether by operation of law or otherwise) any unvested Shares, and unvested Shares may not be subject to execution, attachment or similar process. Any sale or transfer, or purported sale or transfer, shall be null and void. The Company will not be required to recognize on its books any action taken in contravention of these restrictions.
     4. Dividend Equivalents and Voting Rights. If the Company declares and pays dividends on its outstanding shares of common stock, then, on the dividend payment date, the Executive will be credited with dividend equivalent restricted stock units with respect to any unvested Shares (and dividend equivalent restricted stock units). The number of such dividend equivalent restricted stock units will be determined by multiplying the number of unvested Shares (and dividend equivalent restricted stock units) immediately prior to the dividend payment date by the quotient (rounded to the nearest whole number) of (a) the amount of the dividend payable with respect to one outstanding share of Company common stock on the dividend payment date, divided by (b) the closing price per share of Company common stock on the New York Stock Exchange on the dividend payment date (or, if no shares are traded on such date, the closing price on the immediately preceding date on which shares of the Company’s common stock are traded). The dividend equivalent restricted stock units will be subject to substantially the same vesting, forfeiture and other terms and conditions applicable to the corresponding unvested Shares and will be settled in the form of an equivalent number of shares of Company common stock (or, at the election of the Committee, cash equal to the value of such shares of Company common stock) if and when the corresponding unvested Shares become vested. The Executive will be entitled to exercise voting rights with respect to the unvested Shares held under this Agreement, and will have no voting rights with respect to shares of Company common stock covered by dividend equivalent restricted stock units unless and until vested shares of Company common stock are issued in settlement of such restricted stock units.
     5. Issuance of Shares. The Executive is the record owner of the Shares on the Company’s books, subject to the restrictions and conditions set forth in this Agreement. By executing this Agreement, the Executive expressly authorizes the Company to cancel, reacquire, retire or retain, at its election, any unvested Shares if and when they are forfeited in accordance with this Agreement. The Executive will execute and deliver such other documents and take such other actions, if any, as the Company may reasonably request in order to evidence such action with respect to any unvested Shares that are forfeited. If, as and when Shares become vested, and subject to the satisfaction of applicable withholding and other legal requirements, the vested Shares will no longer be subject to the transfer restrictions contained in this Agreement and the Company’s books will be updated accordingly.
     6. Withholding. The Company’s obligation to remove restrictions on Shares under this Agreement shall be subject to and conditioned upon the satisfaction by the Executive of applicable tax withholding obligations and compliance with the restrictive covenants contained in Exhibit A attached to this Agreement. Idearc may require the Executive to remit an amount sufficient to satisfy applicable withholding taxes or deduct or withhold such amount from any payments otherwise owed the Executive (whether or not under this Agreement or the Plan). The Executive expressly elects to authorize the Company to deduct from any compensation or any other payment of any kind due to the Executive, including withholding the issuance of Shares, the amount of any federal, state, local or foreign taxes required by law to be withheld as a result of the grant or vesting of the Shares in whole or in part; provided, however, that the value of the Shares withheld may not exceed the statutory minimum withholding amount required by law.
     7. No Other Rights Conferred. The grant of restricted Shares to the Executive shall not be deemed to constitute a contract of employment with the Executive or affect in any way the right of Idearc to terminate the Executive’s employment at any time for any or no reason. Compensation attributable to the award of Shares shall not be taken into account as compensation for purposes of determining the Executive’s benefits or entitlements under any employee pension, savings, group insurance, severance or other benefit plan or arrangement in which the Executive participates, unless and except to the extent otherwise specifically provided by such plan or arrangement.
     8. Dispute Resolution. The Committee, acting in its discretion in accordance with the Plan, has sole authority for all matters relating to the administration, interpretation and settlement of the award and the unvested Shares issued pursuant to the award, and its determinations are binding and conclusive. Any subsequent claim or controversy that arises with respect to the Executive’s award and/or the Shares covered by the award that cannot be settled after good faith discussions between the Company and the Executive shall be resolved exclusively by arbitration. The arbitration will be administered in accordance with the employment dispute resolution rules of the American Arbitration Association in the metropolitan area in which the Executive is then or was last an Idearc employee, before an experienced employment law arbitrator selected in accordance with such rules. Attorneys’ fees and costs may be awarded to a prevailing party in the discretion of the arbitrator. The arbitrator’s award will be enforceable, and a judgment may be entered thereon, in a federal or state court of competent jurisdiction in the state where the arbitration was held. The decision of the arbitrator will be final and binding.
     9. Additional Remedies. Notwithstanding the dispute resolution procedures, including arbitration of this Agreement, and in addition to any other rights or remedies, whether legal, equitable, or otherwise, that each of the parties to this Agreement may have (including the right of the Company to terminate the Executive for Cause), the Executive acknowledges that:
     (a) The restrictive covenants contained in Exhibit A to this Agreement are essential to the continued goodwill and profitability of the Company;
     (b) The Executive has broad-based skills that will serve as the basis for employment opportunities that are not prohibited by the restrictive covenants contained in Exhibit A;
     (c) When the Executive’s employment with the Company terminates, the Executive shall be able to earn a livelihood without violating any of the restrictive covenants contained in Exhibit A;
     (d) Irreparable damage to the Company shall result in the event that the restrictive covenants contained in Exhibit A are not specifically enforced and that monetary damages will not adequately protect the Company from a breach of said restrictive covenants;
     (e) If any dispute arises concerning the violation or anticipated or threatened violation by the Executive of any of the restrictive covenants contained in Exhibit A, an injunction may be issued restraining such violation pending the determination of such controversy, and no bond or other security shall be required in connection therewith;
     (f) The restrictive covenants contained in Exhibit A shall continue to apply after any expiration, termination, or cancellation of this Agreement;
     (g) The Executive’s breach of any of the restrictive covenants contained in Exhibit A shall result in the Executive’s immediate forfeiture of all rights and benefits of the award under this Agreement; and
     (h) All disputes relating to the restrictive covenants contained in Exhibit A, including their interpretation and enforceability and any damages (including but not limited to damages resulting in the forfeiture of the award under this Agreement) that may result from the breach of such restrictive covenants, shall not be subject to the dispute resolution procedures, including arbitration, of Section 8 above, but shall instead be determined in a court of competent jurisdiction located in the Dallas County, Texas.

     10. Applicable Law. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the conflicts of laws provisions thereof. The dispute resolution provisions shall be governed by the laws of the State of Texas to the extent they are not governed by the Federal Arbitration Act.
     11. Entire Agreement. This Agreement (including the restrictive covenants contained in Exhibit A attached to this Agreement) contains the entire agreement between the Executive and the Company with respect to the award and the Shares. Any and all prior written and prior or contemporaneous oral agreements, representations, warranties, written inducements, or other communications by any person with respect to the award and/or the Shares are superseded by this Agreement and are void and ineffective for all purposes.
     12. Execution of Agreement. By his execution of this Agreement, the Executive expressly consents to and agrees to be bound by the terms of this Agreement, including the restrictive covenants set forth in Exhibit A, and the Plan.

IDEARC INC.

By:	/s/ Cody Wilbanks

Cody Wilbanks
Acting Executive Vice President – General Counsel

/s/ Frank P. Gatto

Frank P. Gatto

EXHIBIT A
RESTRICTIVE COVENANTS
     This Exhibit A is part of and incorporated by reference in the Restricted Stock Award Agreement to which this Exhibit A is attached between Idearc Inc. (the “Company”) and the Executive. Except where clearly provided to the contrary, all capitalized terms used in this Exhibit A shall have the definitions given to those terms in the Restricted Stock Award Agreement to which this Exhibit A is attached.
     1. Noncompetition. In consideration for the benefits described in the Agreement to which this Exhibit A is attached, the consideration set forth in paragraph 4 of this Exhibit A, and other good and valuable consideration, you, the Executive, agree that:
          (a) Prohibited Conduct. During the period of your employment with the Company or any Related Company (as defined below), and for the period ending twelve (12) months following a termination of your employment for any reason with the Company or any Related Company, you shall not, without the prior written consent of the Executive Vice President — Human Resources and Employee Administration of the Company:
     (i) personally engage in Competitive Activities (as defined below); or
     (ii) work for, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or provide consulting or advisory services to, any person, partnership, firm, corporation, institution or other entity engaged in Competitive Activities, or any company or person affiliated with such person or entity engaged in Competitive Activities; provided that your purchase or holding, for investment purposes, of securities of a publicly traded company shall not constitute “ownership” or “participation in the ownership” for purposes of this paragraph so long as your equity interest in any such company is less than a controlling interest; provided that this paragraph (a) shall not prohibit you from (i) being employed by, or providing services to, a consulting firm, provided that you do not personally engage in Competitive Activities or provide consulting or advisory services to any individual, partnership, firm, corporation, institution or other entity engaged in Competitive Activities, or any person or entity affiliated with such individual, partnership, firm, corporation, institution or other entity engaged in Competitive Activities, or (ii) engaging in the private practice of law as a sole practitioner or as a partner in (or as an employee of or counsel to) a law firm in accordance with applicable legal and professional standards.
          (b) Related Company. For purposes of the Agreement, to which this Exhibit A is attached, “Related Company” means (A) any corporation, partnership, joint venture, or other entity in which the Company holds a direct or indirect ownership or proprietary interest of 50 percent or more, or (B) any corporation, partnership, joint venture, or other entity in which the Company holds an ownership or other proprietary interest of less than 50 percent but which, in the discretion of the Committee, is treated as a Related Company for purposes of this Agreement.

          (c) Competitive Activities. For purposes of the Agreement, to which this Exhibit A is attached, “Competitive Activities” means activities relating to products or services of the same or similar type as the products or services (1) which are sold (or, pursuant to an existing business plan, will be sold) to paying customers of the Company or any Related Company, and (2) for which you have responsibility to plan, develop, manage, market, oversee or perform, or had any such responsibility within your most recent 24 months of employment with the Company or any Related Company.
     2. Interference With Business Relations. During the period of your employment with the Company or any Related Company, and for a period ending with the expiration of twelve (12) months following a termination of your employment for any reason with the Company or any Related Company, you shall not, without the written consent of the Executive Vice President — Human Resources and Employee Administration of the Company:
          (a) recruit, induce or solicit any employee, directly or indirectly, of the Company or Related Company for employment or for retention as a consultant or service provider;
          (b) hire or participate (with another person or entity) in the process of hiring (other than for the Company or any Related Company) any person who is then an employee of the Company or any Related Company, or provide names or other information about any employees of the Company or Related Company to any person or entity (other than the Company or any Related Company), directly or indirectly, under circumstances that could lead to the use of any such information for purposes of recruiting, soliciting or hiring;
          (c) interfere, directly or indirectly, with the relationship of the Company or any Related Company with any of its employees, agents, or representatives;
          (d) solicit or induce, or in any manner attempt to solicit or induce, directly or indirectly, any client, customer, or prospect of the Company or any Related Company (1) to cease being, or not to become, a customer of the Company or any Related Company or (2) to divert any business of such customer or prospect from the Company or any Related Company; or
          (e) otherwise interfere with, disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between the Company or any Related Company and any of its customers, clients, prospects, suppliers, consultants, employees, agents, or representatives.
     3. Return Of Property; Intellectual Property Rights. You agree that on or before termination of your employment for any reason with the Company or any Related Company, you shall return to the Company all property owned by the Company or any Related Company or in which the Company or any Related Company has an interest, including files, documents, data and records (whether on paper or in tapes, disks, or other machine-readable form), office equipment, credit cards, and employee identification cards. You acknowledge that the Company (or, as applicable, a Related Company) is the rightful owner of, and you hereby do assign, all right, title and interest in and to any programs, ideas, inventions, discoveries, patentable or copyrighted material, or trademarks that you may have originated or developed, or assisted in originating or developing, during your period of employment with the Company or a Related

Company, where any such origination or development involved the use of Company or Related Company time, information or resources, was made in the exercise of your responsibilities for or on behalf of the Company or a Related Company or was related to the Company’s or a Related Company’s business or to the Company’s or a Related Company’s actual or demonstrably anticipated research or development. You shall at all times, both before and after termination of your employment, cooperate with the Company (or, as applicable, any Related Company) in executing and delivering documents requested by the Company or a Related Company, and taking any other actions, that are necessary or requested by the Company or a Related Company to assist the Company or any Related Company in patenting, copyrighting, protecting, enforcing or registering any programs, ideas, inventions, discoveries, works of authorship, data, information, patentable or copyrighted material, or trademarks, and to vest title thereto solely in the Company (or, as applicable, a Related Company). If at any time after your termination of employment, you determine that you have any Secret and Confidential Information in your possession or control, you shall immediately return to the Company all such Secret and Confidential Information in your possession or control, including all copies and portions thereof.
     4. Proprietary And Confidential Information. The Company agrees that it shall provide you with Proprietary Information (defined below) and trade secrets of the Company or a Related Company. You shall at all times, including after any termination of your employment with the Company or any Related Company, preserve the confidentiality of all Proprietary Information and trade secrets of the Company or any Related Company, and you shall not use for the benefit of any person, other than the Company or a Related Company, or disclose to any person, except and to the extent that disclosure of such information is legally required, any Proprietary Information or trade secrets of the Company or any Related Company. “Proprietary Information” means any information or data related to the Company or any Related Company, including information entrusted to the Company or a Related Company by others, which has not been fully disclosed to the public by the Company or a Related Company and which is treated as confidential or protected within the Company or any Related Company or is of value to competitors, such as strategic or tactical business plans; undisclosed business, operational or financial data; ideas, processes, methods, techniques, systems, models, devices, programs, computer software, or related information; documents relating to regulatory matters or correspondence with governmental entities; undisclosed information concerning any past, pending, or threatened legal dispute; pricing or cost data; the identity, reports or analyses of business prospects; business transactions that are contemplated or planned; research data; personnel information or data; identities of users or purchasers of the Company’s or Related Company’s products or services; the Agreement to which this Exhibit A is attached; and other non-public information pertaining to or known by the Company or a Related Company, including confidential or non- public information of a third party that you know or should know the Company or a Related Company is obligated to protect.